As filed with the Securities and Exchange Commission on June 9, 1999


                      Registration No. 333-_______________

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  FORM S-3/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          ALYDAAR SOFTWARE CORPORATION
             (Exact name of Registrant as specified in its charter)

     NORTH CAROLINA                      7372                      87-0399301
------------------------------    ---------------------------   ---------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
  incorporation organization)      Classification Code Number)   Identification
                                                                     Number)

                          2101 Rexford Road, Suite 250W
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------
                                 J. Dain Dulaney
                          ALYDAAR SOFTWARE CORPORATION
                         2101 Rexford Road, Suite 250 W
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------
                                    COPY TO:
                               Richard J. Blumberg
                             MCLAUGHLIN & STERN, LLP
                               260 Madison Avenue
                            New York, New York 10016

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
                                                                   Proposed         Proposed
            Title of Each                                          Maximum          Maximum
         Class of Securities                       Amount to be    Offering Price   Aggregate Offering      Amount of
          to be Registered                          Registered     Per Share(1)     Price                Registration Fee
-----------------------------------------------  ----------------  ---------------  -------------------  ------------------------
Common Stock of Alydaar Software Corporation
(par value $.001 per share)                           60,000       $4.125           $247,500             $69
===============================================  ================  ===============  ===================  ========================

          (1) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock, par value $.001 per share (the "Common Stock"), as reported on the Nasdaq National Market on May 12, 1999 in accordance with Rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  60,000 Shares

                          Alydaar Software Corporation

                              --------------------
                                  Common Stock
                               ($0.001 par value)

                   -------------------------------------------


         This prospectus relates to the public offering of 60,000 shares of our common stock by the selling stockholder. We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholder will pay all of its selling commissions, brokerage fees and related expenses.

          Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: ALYD). On May 12, 1999, the closing price of the common stock was $41/8 per share.

          Investing in the Common Stock Involves a High Degree of Risk. See "Risk Factors" Beginning on Page 3.


                  -------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   -------------------------------------------

                  The date of this Prospectus is June __, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800- SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange
Commission:


1.   Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
2. The description of our capital stock set forth in our Form 10 filed with the Securities and Exchange Commission on March 31, 1997;
3. Report on Form 10-Q for the quarter ended March 31, 1999 filed with the Securities and Exchange Commission on May 17, 1999;
4. Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 1999; and
5. Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 1999.


     We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements.

     You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:
                                    Alydaar Software Corporation
                                    2101 Rexford Road, Suite 250 W
                                    Charlotte, North Carolina  28211
                                    (704) 365-2324

                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could materially adversely impact our business, operating results and financial condition and result in a substantial, if not total, loss of your investment.

         The statements made in this prospectus, including the information incorporated by reference, that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the risk factors discussed below.

Risk Factors - Generally Applicable to Our Business

We Are Dependent On Our New Strategic Direction To Replace Revenues From Our Year 2000 Business. Until the completion of our announced acquisitions, we will derive substantially all of our revenues from our Year 2000 business. We anticipate that the Year 2000 business will begin to decline, perhaps dramatically, after December 31, 1999. In order for us to sustain our growth and viability after December 31, 1999, we entered into agreements to acquire Data Systems, Tumble and the Metaphoria Business (see "Selling Stockholder"). The successful implementation of the acquisitions of Data Systems, Tumble, Metaphoria Business and other possible acquisitions are dependent on a number of factors, including our ability to assimilate the operations, personnel, and technology of the acquired companies and technologies, and our ability to provide sufficient capital either from internally generated revenues or external sources to properly fund the integration and future growth of the combined entities. We may not be successful in the integration of these entities. Also, if we do not complete any of these acquisitions, we will need to seek other acquisitions or business combinations to replace the revenues generated by our Year 2000 business. If we are unable to complete the announced acquisitions or find other sources of revenues, it could have a materially adverse affect on our stock trading price, prospects and financial condition.

Our Future Results Will Depend On Our Ability To Manage Change. We have experienced substantial growth and expansion in our business and operations since our inception. We expect to continue to experience periods of rapid change as we implement our new strategic direction and integrate acquisitions. Continued expansion places significant demands on our administrative, operational, financial, and other resources. The failure of our management team to successfully manage the changing business could have a material adverse impact on our business, results of operations and financial condition.

Our Quarterly Results Are Subject To Significant Fluctuations. We have experienced significant quarterly fluctuations in revenues and operating results, including the fourth quarter of 1998, and expect these fluctuations to continue in the future. These fluctuations may occur and have occurred due to a number of factors including:

--   the length of customer's evaluation process for our services;
-- sales pipeline disruption caused by a major restructuring of the sales and marketing departments during the third and early fourth quarters of 1998;
-- changes in the mix of Y2K services from higher price remediation services to lower price validation services;
--   the timing and cost of new product and service introductions;
--   the timing of any acquisitions and associated costs; and
--   general economic conditions.

Furthermore, these fluctuations could materially and adversely affect the price of our Common Stock in future quarters if our revenues or operating results are below expectations.

Alydaar's Recent and Planned Acquisitions and Financing Are Dilutive to Existing Stockholders. Alydaar will issue common stock to complete each of its recent and planned acquisitions and in connection with the debentures issued in March 1999. These issuances of common stock could result in dilution of a stockholder's percentage ownership interest in Alydaar and could adversely affect the market price of Alydaar's common stock.


Alydaar's debentures are convertible into shares of its common stock based on the trading prices of the common stock in the future. For example, the conversion price of the debentures on May 11, 1999 would have been $4.1340 and if the debenture holder were to have converted all of its debentures on that date, 736,575 shares of Alydaar common stock would have been issued to the debenture holder, which would represent 4.2% of Alydaar's outstanding common stock. The conversion price of the debentures is adjusted monthly based on the trading price of Alydaar's common stock. If the trading price of the common stock is low when the conversion price of the debentures is determined, Alydaar would be required to issue a higher number of shares of common stock, which could cause substantial dilution to Alydaar stockholders. In addition, if the debenture holders convert their debentures and sell the common stock, this could result in an imbalance of supply and demand for Alydaar common stock and reduce its price. The further Alydaar's stock price declines, the further the monthly adjustment of the conversion price will fall and the greater the number of shares Alydaar will have to issue upon conversion. Alydaar could be required to issue up to 19.9% of its outstanding common stock on March 5, 1999 (3,504,406 shares based on 17,610,085 shares outstanding) on conversion of its outstanding debentures and exercise of the related warrants without stockholder approval. Alydaar has agreed to seek stockholder approval to issue more than 19.9% of its outstanding common stock, if requested by the debenture holder.


These transactions and any future acquisition or financing requiring additional issuances of Alydaar's common stock could be dilutive.

Our Debenture Financing Limits Our Ability To Enter Future Transactions And The Debenture Holders Can Require Us To Redeem The Debentures At A Premium If Certain Events Happen. In March 1999, we raised $3 million by issuing debentures, which are convertible into shares of our common stock. The debentures and related agreements contain significant covenants. These covenants may limit our ability to enter into future transactions, including financing transactions and transactions involving a change in control or acquisition of us. The debenture holders can require us to redeem the debentures at a premium if certain events happen, including:

-- If we breach the representations, warranties and covenants contained in the debentures and related agreements;
--   If the Securities and Exchange Commission does not declare the registration statement covering the common stock issuable upon conversion of the debentures effective by the 120th day after the registration statement is filed; or
--   If we are acquired by a third party.

The redemption price will be 125% of the outstanding principal amount if certain events within our control occur and also after certain change of control transactions. The redemption price will be 110% if certain events not within our control occur and following certain other change of control transactions. If the debentures become redeemable, we may not be able to pay the redemption price. Even if we are able to redeem the Debentures, the redemption payments could be substantial and this could have a material adverse effect on our business and financial condition.

We May Need To Raise Additional Capital. If we decide to expand more rapidly than currently anticipated or we do not materially meet our revenue projections, we may need to raise additional capital. Any additional equity financing will be dilutive to stockholders, and debt financing will involve restrictive covenants, which may limit our operating flexibility. If financing is not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures, or unanticipated requirements. The occurrence of any of these factors could have a material adverse effect on our business, financial condition, and operating results.

If We Are Unable To Adequately Protect Our Intellectual Property Rights Or If Our Intellectual Property Rights Are Challenged, Our Business Could Suffer. Our success depends significantly upon our proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark, trade secret law, confidentiality agreements and contractual provisions. Certain provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

In recent years, litigation involving patents and other intellectual property rights has increased. Certain patents may cover solutions to the Y2K Problem. We believe that we are either not using these patented solutions or have utilized such solutions prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

-- Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
-- Obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms; and
--   Redesign our affected products or services.

The occurrence of any of these factors could materially and adversely impact our operations and results.

We Face Potential Liability To Clients From Our Year 2000 Business. There is increasing litigation arising out of failures or potential failures in computer systems arising out of the Y2K Problem. To date, we are not a party to any litigation arising out of a Y2K failure. We have attempted to limit our liability for Y2K claims through provisions in our contracts with customers, limiting our damages, generally providing no warranties on our services through the Year 2000, and disclaiming all other warranties. These contractual protections may not be enforceable in all instances, and may not otherwise protect us from the substantial costs involved in defending a Y2K claim. We currently self-insure against the possibility of these costs. In the event we become a party to any such litigation, the cost of defending such litigation or adverse outcome could materially adversely affect our business, results of operations and financial condition.

We May Not Be Able To Respond To Rapid Technological Change. Rapid technological change characterizes the markets for Internet professional services and Y2K services. Our future success will depend significantly on our ability to improve our existing services and products, offer new services, enhance our recently acquired products and develop, acquire and market new products and services. Our failure to adequately and timely respond to changing technology could result in material adverse effects to our business and operations.

Our Stock Price Has Been Volatile And We Have Not Paid, And Do Not Plan To Pay, Cash Dividends. Since our inception we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. Historically, our common stock's price and trading volume has fluctuated widely. We expect this fluctuation to continue in the future for a number of reasons, including the following:

          --   Our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;
          --   Our or competitor's announcements regarding new services and products or technological innovations;
          --   Stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results;
          --   Changing market conditions in the industry; and
          --   Announcements of unusual events such as acquisitions.

Fluctuations in the market price of our stock may, in turn, adversely affect our ability to complete any planned acquisitions, our access to capital and financing and our ability to attract and retain qualified personnel, all of which could have a material adverse effect on our business.

We May Be Adversely Affected If We Lose Key Personnel. Our success depends largely on the skills, experience and performance of some key members of our senior management and technical personnel. The loss of one or more of these key personnel could have a materially adverse effect on the business.

Our Results May Be Adversely Affected By Our International Operations. Our international sales, primarily in France, England and the rest of Europe attributed approximately 18% of our total consolidated revenues for the year ended December 31, 1998. We anticipate that international business will account for a significant portion of our revenues in 1999. The risks inherent in international markets, include:

               --   unexpected changes in regulatory requirements;
               --   difficulties in staffing and managing foreign operations;
               --   political instability;
               --   potentially adverse tax consequences;
               --   potentially adverse differences in business customs,
                    practices and norms;
               --   differences in accounting practices;
               --   longer payment cycles;
               --   problems in collecting accounts receivable;
               --   fluctuations in currency exchange rates; and
               --   seasonal reductions in business activity during the summer months in Europe.

Any of these could adversely impact the success of our international operations.

The factors described above may have an adverse effect on our future international revenues and, consequently, on our business, results of operations and financial condition.

Mr. Gruder Exercises Significant Control Over Us. Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 40% of our outstanding common stock. Although Mr. Gruder's ownership will be diluted as a result of planned acquisitions and financing (See "Recent Developments"), Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

We Face Intense Competition For Year 2000 Services. Our Y2K services have intense competition from two different sources: Remediation performed in-house and Remediation and Validation software and services offered by direct competitors. Many of our competitors are better established, have existing relationships with customers and have far greater resources than us. As a result of this competition, our revenues for Y2K services could decrease which would have a materially adverse effect on our business, financial conditions, results of operations and prospects.

Risk Factors - New Strategic Direction

We May Be Adversely Affected If We Are Not Able To Attract And Retain Qualified Professionals. The future success of our new strategic direction will depend on our ability to attract, train, motivate and retain personnel who provide the Internet strategy, technology, marketing, and creative skills required by clients. We believe that there is a shortage of, and significant competition for, professionals with the advanced technological skills necessary to perform the services offered by our new Internet services. We also intend to transfer current employees from our Y2K business to our new Internet business. The transition will require training in new technology and new skills sets applicable to Internet technology. Once trained, such individuals will be in higher demand because of their new skill set. Additionally, not all of our current personnel will be able to acquire the skills necessary to transition to our new business. We cannot be certain that we will be successful in attracting, assimilating, transitioning or retaining qualified technological personnel in the future. Our failure to do so could have a materially adverse affect on our ability to deliver and enhance our services.

We May Not Be Able to Develop Successful Products. We recently acquired and plan to develop new software products designed to facilitate communication and commerce over the Internet. This software is in a development stage and will require significant expenditures of resources to complete the development effort. These products will involve a new approach to the conduct of online business and as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. Any delays in developing and releasing enhanced or new products could have a materially adverse effect on our business, operating results and financial condition.

We Will Face Intense Competition In The Internet Market. The market for Internet professional services and products is relatively new, intensely competitive and subject to rapid technological change. There is competition on two distinct levels: (i) from in-house development efforts by potential customers and (ii) third party competitors. Our third party competitors include service vendors, advertising and media agencies, large information technology consulting service providers, telecommunications companies, Internet and online service providers and software vendors. Many of our current and potential competitors have longer operating histories, established name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products or services. Also, businesses may not elect to outsource the design, development and maintenance of their Websites or utilize Internet professional services firms. All of these factors could have a material adverse effect on our business, financial condition, results of operations and prospects.

Future Regulations Could Be Enacted That Either Directly Restrict Our Business Or Indirectly Impact Our Business By Limiting The Growth of Internet Commerce. We are not aware of any legislation or regulatory requirements currently in effect in the United States that regulate Internet commerce. Certain other countries and political entities, however, such as the European Economic Community, have adopted legislation and regulatory requirements that regulate Internet commerce. As Internet commerce evolves, we expect that federal, state, local or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services, freedom of expression, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. If enacted, such laws, rules or regulations could restrict the market or increase the costs for our products and services, which could materially adversely affect our business, financial condition and operating results.


                                   THE COMPANY

          We are presently engaged in the business of providing software-reengineering services. These services include (i) the correction and validation of existing mainframe computer software systems' ability to manage the Year 2000 problem and (ii) software conversion services, such as language translations and migrations. In October 1998, we also announced a new strategic direction, establishing an Internet services business providing management consulting, design, development and deployment for enterprise information portals. Through this new strategic direction, we plan to assist organizations in transforming their existing information systems architecture to support scalable and flexible architecture for Internet, Intranet and Extranet applications. Our executive offices are located at 2101 Rexford Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.


                                 USE OF PROCEEDS

         Except as set forth below, we will not receive any proceeds from the sale of the shares offered by the selling stockholder. The selling stockholder also holds warrants to purchase up to 30,000 of the shares being registered. As of the date of this filing, the selling stockholder has not exercised any of these warrants to purchase shares. If the shareholder exercises its warrants to purchase shares at $6.375 per share, we will receive up to $191,250 from such exercise which will be used for working capital purposes.

                               SELLING STOCKHOLDER

         The following table sets forth:

               -- the number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus;
               -- the number of shares being offered by the selling stockholder under this prospectus;
               -- the number of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares being offered under this prospectus are sold; and
               -- the percentage of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares being offered under this prospectus are sold.

         The information included in the table [and footnote] below is based on information provided by the selling stockholder.


Number of Shares                      Shares Beneficially   Percentage of Shares
Beneficially Owned                    Owned After           Owned After
as of May 12, 1999   Shares Offered   the Offering          the Offering

30,000(1)            60,000           -0-                   0%(2)


(1) From July 2, 1996 through March 27, 1997, we entered into various Private Placement Distribution Agreements and a Financial Advisory and Investment Banking Agreement with Global Financial Services SA ("Global"), investment bankers. Under the agreements, as amended, and as final consideration for the services rendered by Global under the agreements, we agreed to give Global 30,000 shares of our common stock and 30,000 warrants entitling Global to purchase one share of our common stock at $6.375 a share for each warrant held by Global. We also agreed to register the 30,000 shares of our common stock and the 30,000 shares which may be purchased from us under the terms of the warrants. The warrants expire January 19, 2000.

(2) Does not include 30,000 warrants to purchase the common stock at $6.375 a share.

                              PLAN OF DISTRIBUTION

         The shares are being registered in order to facilitate their sale from time to time by the selling stockholder, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the selling stockholder.

         The selling stockholder may sell the common stock by selling:

               --   directly to purchasers;
               --   through broker-dealers acting as agents for them;
               --   to broker-dealers who may purchase common stock as
                    principals and then sell the common stock from time to time in transactions which may include block transactions on the
                    Nasdaq National Market;
               --   in negotiated transactions; or
               --   through a combination of the foregoing methods of sale, or otherwise.

         Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the sales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. The broker-dealers may act as agents for the selling stockholder or they may sell as principals, or both. Particular broker-dealers may receive, as compensation, commissions in excess of customary commissions.

         We have agreed to pay all expenses incident to the offer and sale of the common stock offered by the selling stockholder under this prospectus other than selling commissions, brokerage fees and related expenses of the selling stockholder.

         The selling stockholder has advised us that to comply with the securities laws of some jurisdictions, if applicable, the common stock offered under this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may be limited in its ability to engage in market activities with respect to the common stock. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under the Securities Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus and certain other legal matters will be passed upon for us by McLaughlin & Stern, LLP, New York, New York.


                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


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                                -----------------
                                TABLE OF CONTENTS
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                                                                            Page
                                                                            ----
Where You Can Find More Information...........................................2
Risk Factors..................................................................3
The Company...................................................................9
Use of Proceeds...............................................................9
Selling Stockholder...........................................................9
Plan of Distribution.........................................................10
Legal Matters................................................................11
Experts......................................................................11


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                                  60,000 SHARES



                                [ALYDAAR SOFTWARE
                                  CORPORATION]



                                  COMMON STOCK



                                 --------------
                                   PROSPECTUS
                                 --------------



                                 JUNE ___, 1999


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                          ALYDAAR SOFTWARE CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
--------

Item 14     Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.

         Registration Statement--Securities and Exchange Commission.. $    35
         Accounting fees............................................. $ 2,500
         Legal fees ................................................. $10,000
         Miscellaneous............................................... $ 1,000
         Total....................................................... $13,535

Item 15     Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55- 8-52 and 55-8-56, which provides that unless limited by its articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

          A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Registrant's Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.


Item 16     Exhibits.

              Exhibit
              Number
              ------

               5.1  Opinion of McLaughlin & Stern, LLP.

               23.1 Consent of Holtz Rubenstein & Co., LLP, independent
                    auditors.

               23.2 Consent of McLaughlin & Stern, LLP (included in Exhibit
                    5.1).

               23.3 Consent of Grant Thornton LLP.

               23.4 Consent of Plante & Moran, LLP.

               24.1 Power of Attorney (contained on page II-5 hereof).


Item 17     Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Alydaar Software Corporation, a corporation organized and existing under the laws of the State of North Carolina, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 8th day of June, 1999.


                                        ALYDAAR SOFTWARE CORPORATION

                                        By: /s/ ROBERT F. GRUDER
                                            Robert F. Gruder
                                            Chief Executive Officer and Chairman

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert F. Gruder and Frank G. Milligan, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 14, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.

SIGNATURE                     TITLE                            DATE
--------------------------    --------------------------       -----------------
/s/ROBERT F. GRUDER           Chief Executive Officer          May 14, 1999
----------------------        and Chairman of the Board
  (Robert F. Gruder)          (Principal Executive Officer)

/s/FRANK G. MILLIGAN          President and Director           May 14, 1999
----------------------
  (Frank G. Milligan)


/s/WAYNE THOMAS               Principal Financial and          May 14, 1999
----------------------        Accounting Officer
  (Wayne Thomas)


/s/THOMAS J. DUDCHIK          Senior Vice President and        May 14, 1999
----------------------        Director
  (Thomas J. Dudchik)

/s/RICHARD J. BLUMBERG        Director                         May 14, 1999
----------------------
  (Richard J. Blumberg)

                                INDEX TO EXHIBITS

Exhibit
Number
------

         5.1      Opinion of McLaughlin & Stern, LLP.*

         23.1     Consent of Holtz Rubenstein & Co., LLP, independent auditors.*

         23.2     Consent of McLaughlin & Stern, LLP (included in
                  Exhibit 5.1).*

         23.3     Consent of Grant Thornton LLP.*

         23.4     Consent of Plante & Moran, LLP.*

         24.1 Power of Attorney (contained on page II-5 hereof).*

------------------------------


*Filed herewith.